JOHCM TRUST

5 - CODE OF ETHICS

Adopted Under Rule 17j-1

The Trust recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain officers, employees and Trustees of the Trust and its appointed investment adviser, could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

In an effort to prevent conflicts of interest from arising, and in accordance with Rule 17j-1 under the 1940 Act, the Trust has adopted this Code of Ethics (the “Code”) to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures. Definitions of underlined terms used throughout the Code are included in Appendix A.

I.	About This Code Of Ethics

Except for the Independent Trustees and any Trust officers who are not employees of the Funds’ investment adviser or principal underwriter (the latter referred to herein as “Covered Trust Officers”), all access persons of the Funds are currently subject to a code of ethics of the Funds’ investment adviser, principal underwriter or other service provider that has been adopted pursuant to Rule 17j-1 of the 1940 Act with respect to the Funds (a “Service Provider Code”). It is the policy of the Funds that all current, and in the future any new, access persons of the Funds who are not Independent Trustees or Covered Trust Officers shall be subject to, and shall adhere to, a Service Provider Code. Any access person other than an Independent Trustee or Covered Trust Officer is not subject to this Code except that the violation by any such person of any Service Provider Code to which he or she is subject shall also constitute a violation of this Code. A copy of each current Service Provider Code is appended as Appendix B hereto. Accordingly, the substantive provisions of this Code, as set forth below, apply only to the Independent Trustees and Covered Trust Officers.

II.	Statement Of General Principles

In recognition of the trust and confidence placed in the Trust by shareholders, the Trust has adopted the following principles to be followed by its Independent Trustees and Covered Trust Officers:

A.	The interests of the Trust’s shareholders are paramount. You must place shareholder interests before your own.

B.	You must accomplish all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the Trust or its shareholders.

C.	You must avoid actions or activities that allow (or appear to allow) you or your family to benefit from your position with the Trust, or that bring into question your independence or judgment.

D.

You are prohibited from disclosing to others, in breach of a duty of confidentiality, material non-public information obtained in connection with your service to the Trust, or engaging in the purchase or sale (or recommending or suggesting that any other person engage in the purchase or sale) of any security to which such information relates.

III.	Prohibition Against Fraud, Deceit And Manipulation And Certain Purchase And Sales

No Independent Trustee or Covered Trust Officer, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by the Trust, shall:

A.	Employ any device, scheme or artifice to defraud the Trust;

B.

Make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

D.	Engage in any manipulative practice with respect to the Trust.

In connection with the foregoing, it shall be impermissible for an Independent Trustee or Covered Trust Officer to purchase or sell, directly or indirectly, any Security that is a Security held or to be acquired by the Trust; provided, however, that this prohibition shall apply only if:

A.

the Independent Trustee’s or Covered Trust Officer’s transaction occurs within 15 days before or after either (x) the purchase or sale of such Security by a Fund or (y) the consideration of such purchase or sale by a Fund or the Adviser on behalf of a Fund; and

B.

the Independent Trustee or Covered Trust Officer knows, or, in the ordinary course of fulfilling his or her official duties as a Trustee or Trust officer, should know, at the time of the Independent Trustee’s or Covered Trust Officer’s purchase or sale, that such Security is (x) being purchased or sold by a Fund or (y) is being considered for purchase or sale by a Fund.

It is the intention of the Adviser and the Trust officers that meetings of the Board and its committees will be conducted, to the extent practicable and consistent with the Independent Trustees’ ability to perform their official duties, to ensure that information regarding whether a Security is being purchased or sold by a Fund or being considered for purchase or sale by a Fund will not be disclosed to the Independent Trustees in the ordinary course. The Adviser shall notify the Independent Trustees in writing if it believes such information has been disclosed to the Independent Trustees.

Any Independent Trustee or Covered Trust Officer who is unsure as to whether a contemplated transaction is prohibited by this Code should discuss the transaction with the CCO, or his or her delegate, prior to proceeding with the transaction. The CCO, or his or her delegate, may institute such additional operational steps as he or she deems appropriate to make clear what securities have been disclosed in Board materials or meetings as being purchased, sold or considered for purchase or sale within the timeframes contemplated by this Section III of the Code.

IV.	Covered Trust Officer Reporting

Covered Trust Officers shall be subject to securities holdings and transaction reporting requirements under a Service Provider Code, which shall include requirements related to initial and annual holdings reporting and quarterly transaction reporting consistent with Rule 17j-1(d)(1). The implementation of such reporting requirements may be appropriately tailored given that Covered Trust Officers are not employees of the Funds’ investment adviser or principal underwriter, provided that the required reporting remains consistent with Rule 17j-1(d)(1).

V.	Additional Policies

It is unlawful for Independent Trustees or Covered Trust Officers to use material non-public information in violation of the federal securities laws.

No Independent Trustee shall accept any gift or entertainment, or any other form of inducement of more than de minimis value from any person or entity that an Independent Trustee knows or should know does business with or on behalf of the Trust.

VI.	Annual Written Reports To The Board

At least annually, the CCO will provide the Board with a written report as follows:

A.

Issues arising under the Code. The report will describe any issue(s) that arose during the previous year under the Code, including any material code or procedural violations, and any resulting sanction(s).

B.

Certification. The report will certify to the Board that the Trust has adopted measures reasonably necessary to prevent its personnel from violating this Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

VII.	Board Approvals And Determinations

The Board, including a majority of the Independent Trustees, will approve this Code and each Service Provider Code and any material changes to such codes, basing its approval, in each case, on a determination that the code in question contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by paragraph (b) of Rule 17j-1.

Before approving this Code or any Service Provide Code, or any amendment to any such code, the Board must receive a certification from the Fund, investment adviser or principal underwriter (as applicable) that it has adopted procedures reasonably necessary to prevent access persons from violating the Funds’, investment adviser’s, or principal underwriter’s code of ethics.

The Board must approve a material change to this Code or any Service Provider Code no later than six months after the adoption of the material change.

VIII.	Recordkeeping

The Trust will maintain the following records in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the U.S. Securities and Exchange Commission (“SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code adopted by the Trust, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.

A record of any violation of this Code and of any sanctions taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.

A copy of each annual report required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

IX.	Miscellaneous

A.	Confidentiality.

All reports and other information submitted to the Trust pursuant to this Code will be treated as confidential to the maximum extent permitted under applicable law, provided that such reports and information may be produced to the SEC and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

B.	Interpretation of Provisions.

The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

Adoption and Amendment History

Adopted as of December 4, 2020

Amended as of March 9, 2021, December 21, 2021

APPENDIX A

DEFINITIONS

General Note:

The definitions and terms used in this Code of Ethics are intended to have the same meanings as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable.

Access Person means:

•

Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s Trustees, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s Trustees, officers, and general partners are presumed to be Access Persons of the Fund.

•

If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any Trustee, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

•

An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

•

Any Trustee, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Beneficial ownership in a Security means any “direct or indirect pecuniary interest” therein, as those terms are defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, provided, however, that beneficial ownership shall not include interests in securities in any account over which the interest holder does not have direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts and IRA, Keogh and 401K accounts which the interest holder cannot control or influence. Examples of “Beneficial Ownership” of a security may, depending on the particular circumstances, include (or be presumed to include) the following:

1.	Instances where the Independent Trustee or Covered Trust Officer directly or indirectly profits or shares in the profit derived from a transaction in the subject security;

2.	Securities held by members of the Independent Trustee’s or Covered Trust Officer’s immediate family sharing the same household;

3.	Indirect ownership interest through a fund, company or other entity that is controlled by the Independent Trustee or Covered Trust Officer;

4.	An Independent Trustee’s or Covered Trust Officer’s interest in securities held in trust; and

5.	An Independent Trustee’s or Covered Trust Officer’s right to acquire the subject security through the exercise or conversion of options or other derivative instruments.

These examples are for illustrative purposes only, and any questions an Independent Trustee or Covered Trust Officer may have about the definition above, or about its application to particular interests in securities, should be directed to the Chief Compliance Officer of the Trust or his or her delegate.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Security means the same as it does under Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, or shares issued by registered, open-end investment companies.

A Security held or to be acquired by the Trust means: (A) any Security that within the most recent 15 days (i) is or has been held by the Trust; or (ii) is being or has been considered by the Trust’s adviser for purchase by the Trust; and (B) any option to purchase or sell, and any security convertible into or exchangeable for, any Security described in (A) of this definition.

A Security is being purchased or sold by the Trust from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Trust until the program has been fully completed or terminated.

A Security is being considered for purchase by the Trust when a Security is identified as such by the investment adviser to the Trust or the Independent Trustees.